F5, Inc.
Conflict Minerals Report
Year Ended December 31, 2022
Introduction
This Conflict Minerals Report (the "Report") for F5, Inc. ("F5," the "Company," "we," "us," and "our") is presented for the reporting period from January 1, 2022 to December 31, 2022 to comply with Rule 13p-1 (the "Rule") under the Securities Exchange Act of 1934. For the purpose of the Reasonable Country of Origin Inquiry ("RCOI"), we initiated supply chain inquiries on November 15, 2022 and continued to receive data through May 5, 2023. F5 maintains an ongoing data gathering and refresh program to ensure up-to-date data is captured throughout the year. For the purpose of this report, conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (collectively, "3TG").
F5 increased the number of actively purchased suppliers listed on our bills of materials by 14% in the 2022 reporting year, due to the global supply chain constraints in the wake of the COVID-19 pandemic. F5 requested 100% of these suppliers to participate in our Conflict Minerals program for the 2022 reporting year.
89% of our in-scope suppliers participated in our 2022 program, through the collection of Conflict Minerals Reporting Template (“CMRT”) responses. After validation and removal of incomplete or invalid submissions, we received acceptable, completed CMRTs from 80% of our in-scope suppliers, and were able to determine 11% of suppliers were not using any 3TG. 9% of the suppliers provided incomplete or invalid submissions.
As a downstream user of conflict minerals, we are dependent on our suppliers for information, and the list of smelters reported by F5 should be viewed as a list of possible sources, rather than a complete record of known source locations. More information on how we determined which suppliers were in scope is available in this report.
A smelter list, CMRT form, conflict minerals policy, and other environmental, social and governance information is available online at https://support.f5.com/csp/article/K51230228.
Forward Looking Statements
This report includes forward looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward looking statements can also be identified by words such as "expects," "plans," "intends," "will," "may," and similar terms. Forward looking statements are not guarantees of future performance. F5 assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect F5’s future determinations under Rule 13p-1.
About F5
F5 is a multi-cloud application services and security company committed to bringing a better digital world to life. F5 partners with the world’s largest, most advanced organizations to secure and optimize apps and APIs anywhere—on premises, in the cloud, or at the edge. F5 enables organizations to provide exceptional, secure digital experiences for their customers and continuously stay ahead of threats. For more information, go to f5.com. (NASDAQ: FFIV)
Supply Chain Overview
F5 relies upon our suppliers to provide material declarations and information on the origin of 3TG contained in components and materials supplied to us, including materials and 3TG from sub-tier suppliers. As most suppliers provide company-level declarations, there are many smelters listed that may not actually be in the supply chain of the components used by F5.
We contracted with Assent Compliance ("Assent") to gather data from our suppliers as well as to provide our suppliers with training on the reporting rules and guidance on completing the CMRT form. We utilized the standard Responsible Business Alliance Global e-Sustainability Initiative ("RBA-GeSI") Conflict Minerals Reporting Template version 6.22 developed by the Responsible Minerals Initiative ("RMI") and requested that all suppliers complete the form. Suppliers that are known or suspected to provide components that contain 3TG were considered undetermined unless a completed CMRT form was received. Suppliers known not to use metal in products sourced by F5 were asked to provide a CMRT form, even if only to state no use. In cases where these suppliers did not provide a CMRT form, but a material declaration or comparable documentation is on file demonstrating no 3TG use, they were considered out of scope. Packaging suppliers are out of scope, and though we have asked for CMRT forms for our own records they are excluded from this declaration and the data provided herein.
Reasonable Country of Origin Inquiry
To determine whether necessary 3TG in our products originated in the Democratic Republic of the Congo ("DRC") or an adjoining country (the "Covered Countries"), we provided a list of suppliers associated with the Covered Products to Assent for upload to the Assent Sustainability Manager.
We utilized the RBA-GeSI CMRT version 6.22 to conduct a survey of all in scope suppliers. During the supplier survey, we contacted suppliers via the Assent Sustainability Manager, to which suppliers uploaded their completed CMRTs for assessment and management by Assent. The use of the CMRT allowed for some elimination of irrelevant suppliers. Specifically, Question 1 of the CMRT asks suppliers whether any of the 3TGs they use are necessary to the functionality or production of their products. We also periodically reviewed the supplier list to ensure that irrelevant or "out of scope" suppliers were removed from the survey process. We conducted this analysis based on the following criteria:
•The company supplies packaging
•The company supplies us with items that do not end up in our products (including equipment used to make our products or those used strictly on prototypes)
•The company is a service provider only
•The company is listed as a supplier, but no components were purchased for use in F5 products during the reporting period and preceding 12 months.
We requested that all suppliers complete a CMRT and included training and education (provided by Assent) to guide suppliers on best practices and the use of this template. Assent monitored and tracked all communications in the Assent Sustainability Manager for future reporting and transparency. We directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process and requested such suppliers to complete the CMRT form and submit their form to Assent.
For calendar year 2022, we included automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on:
•Questions 1 and 2 are minimum requirements for the CMRT
▪If suppliers state (via Question 1 and Question 2) that their products do not contain 3TGs necessary to the function or production of said products, then no further information is required, and no further data validation is completed.
•Question 3 - Do any of your 3TGs originate from the Covered Countries?
▪Any supplier that has any 3TGs from the Covered Countries, even one positive response from their supply chain must answer yes.
•Question 4 - Do any of the smelters in your supply chain source the 3TG from conflict-affected and high-risk areas?
•Question 5 - Have you received information from all relevant 3TG Suppliers?
▪If you are not at 100%, then you cannot make definitive statements for Questions 3 and 4.
•Question 6 - What percentage of relevant suppliers have provided a response to your supply chain survey?
•Question 7 - Have you identified all your Smelters and refiners?
▪If the answer here is yes, then question 5 must be yes. This also impacts question 3.
All submitted forms are accepted and classified as valid or invalid so that data is still retained. Suppliers are contacted with regards to invalid forms and are encouraged to submit a valid form. As of May 5, 2023, there were 22 invalid or incomplete supplier submissions that could not be corrected.

Assent compared the list of smelters and refiners provided in our suppliers’ responses to the lists of smelters maintained by the RMI and, if a supplier indicated that a facility was certified as conflict-free, confirmed that the facility was listed on RMI’s list of validated conflict free smelters and refiners of 3TG. Our suppliers identified a total of 344 smelters and refiners. Of those, 224 are currently conformant to the Responsible Minerals Audit Process ("RMAP") run by RMI. Based on information provided by RMI, a further 8 are actively engaged with RMI’s audit program. Most of the CMRTs we received were made on a company or division level basis which did not allow us to identify which smelters or refiners listed by our suppliers actually processed the 3TG contained in our products.
Based on the RCOI, we had reason to believe that some of the 3TGs may have originated from the Covered Countries. In accordance with the Rule, we performed due diligence on the source and chain of custody of the conflict minerals in question.
Design of Due Diligence
We designed our due diligence measures to conform, in all material respects, with the framework in the Organization for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High-Risk Areas (the "Guidance") and the related Supplements for gold, tin, tantalum, and tungsten. The Guidance identifies five steps for due diligence that should be implemented and provides guidance as to how to achieve each step. We developed our due diligence process to address each of these five steps:
1.Establishing strong company management systems regarding conflict minerals;
2.Identifying and assessing risks in our supply chain;
3.Designing and implementing a strategy to respond to identified risks in our supply chain;
4.Utilizing independent third-party audits of supply chain diligence; and
5.Publicly reporting on our supply chain due diligence.
Company Management System
Company Policies
All suppliers in our manufacturing supply chain are required to provide products that meet the requirements laid out in F5’s Conflict Minerals Policy which can be found here: https://support.f5.com/csp/article/K51230228.
Conflict Minerals Policy (as of May 10, 2023):
As a global company, we know the business of F5 has impacts throughout our worldwide value chain. The Dodd- Frank Consumer Protection and Wall Street Reform Act (the "Dodd-Frank Act") found that the exploitation and trade of Tin, Tantalum, Tungsten, and Gold ("conflict minerals") were helping to finance extreme levels of violence in the DRC. The Dodd-Frank Act requires public companies to conduct due diligence and make certain disclosures regarding use of the conflict minerals.
F5 requires suppliers using any of the four conflict minerals sourced from the DRC or an adjoining country to use only materials which are certified Conflict Free through the Conflict Free Smelter Initiative or a comparable process.
We are committed to eliminating conflict minerals from our manufacturing supply chain through use of widely adopted best practices, including:
1.Establishing a conflict minerals compliance program consistent with the OECD Due Diligence guidance for downstream companies
2.Determining which F5 suppliers use the above-mentioned conflict minerals and targeting our efforts accordingly
3.Requiring all affected suppliers to provide a Conflict Minerals Reporting Template to the manufacturing supply chain team for review
4.When instances of non-compliant suppliers arise, working with those suppliers through our manufacturing supply chain team to ensure corrective actions are undertaken promptly and effectively

5.Filing an annual Form SD with the Securities and Exchange Commission through our financial reporting group, which will include updates on progress towards being conflict free and details of any corrective actions taken in the reporting year
Developing total transparency in the supply chain takes time, and correcting suppliers’ use of non-certified conflict minerals as it arises requires commitment. We are confident our efforts, combined with the rest of the industry will result in substantive impacts for the people of the DRC and surrounding region.
Management Team
Management for the conflict minerals program at F5 is the supply chain team (within manufacturing). This team works closely with peers in manufacturing, manufacturing supply chain, product design and environmental, social and governance (ESG).
The supply chain team oversees gathering CMRTs, performing assessments of the CMRTs, following up with suppliers, filing the conflict minerals report, working with F5’s contract manufacturer to determine purchase history and supplier use, and maintaining up-to-date information on conflict minerals regulations. As discussed earlier in this report, some of those responsibilities have been outsourced to Assent.
The supply chain team is responsible for keeping up-to-date contacts with suppliers and managing contracts with suppliers with which F5 has contracts. F5 does not have contracts with all suppliers, but all contracts that are in place include conflict minerals requirements.
The product development team, particularly the team of component engineers, is responsible for maintaining up-to-date supplier lists and bill of materials. When a new supplier is added, they notify the supply chain team so due diligence can commence. When a supplier must be removed due to conflict minerals use, the supply chain team engages the component engineering and product development teams to develop and implement a phase-out plan including timeline and alternate supplier qualification.
Grievance Mechanism
Suppliers and other parties may contact us with conflict minerals questions or concerns.
•Via email: rohscompliance@f5.com
Reports also may be made anonymously to the F5 Business Integrity Hotline.
•Online at f5.ethicspoint.com
•By telephone at +1 (855) 409-0947
Supplier Engagement
Design Process
F5 selects suppliers for a variety of performance criteria, including compliance. Initial screening of suppliers covers basic compliance criteria, including an ability to provide a CMRT to F5, though that CMRT is not reviewed as part of the new supplier process.
After selection, parts are integrated into prototype bills of materials and then integrated into regular, ongoing data collection performed by the supply chain team. This includes conflict minerals compliance and full material declarations.
Incorporation into Production Bill of Materials
Once listed on a prototype or production bill of materials, a supplier is added to our surveys of compliance information. It is at this point Assent is engaged to procure a CMRT from the supplier. Assent utilizes contact information provided by F5 as well as contacts from other downstream users to initiate contact with a supplier. In the event a supplier is unfamiliar with conflict minerals reporting, Assent provides training on how to properly fill out a CMRT and guidance on how that supplier can perform their own supply chain due diligence.
Maintenance of Data
After completion, F5 holds CMRTs in the Assent Sustainability Manager. These documents will be held, at a minimum, for the required period as dictated by the SEC.

As long as a supplier remains on a bill of materials for a product still in production and with an active purchase history within the prior two years, F5 will continue to gather a new CMRT every year. This ensures changes in suppliers’ practices have not resulted in a change in conflict mineral sourcing status.
Due Diligence for Calendar Year 2022
Risk Assessment
Of the suppliers deemed in scope, we found the majority to be responsive with continually improving data and coverage year-over-year.
Once received, a CMRT is reviewed for a variety of red flags including those listed in the OECD guidance for downstream companies. This includes, but is not limited to:
•Determining the legitimacy of all smelters listed through a variety of validated smelter lists such as those maintained by the RMI.
•Maintaining an up-to-date list of certified conflict-free smelters and checking reported smelters against that list.
•Determining if a smelter, even if outside the Covered Countries, lists source material from the Covered Countries.
•Flagging smelters and suppliers listing recycled, scrap, or bank sources of materials.
•Flagging smelters and suppliers with unfixed inconsistencies in their forms.
Assent provides potential corrective action guidance to suppliers with data inconsistencies and errors; the average CMRT has been reviewed three times by Assent and the providing supplier prior to receipt of that CMRT by F5. F5 monitors this process through updates from Assent and advises on action for suppliers whose data has not met Assent’s basic threshold for trustworthiness.
Supplier Risk
Suppliers that have not improved the percent of their supply chain surveyed, provided data showing they are not conflict free, or provided metals from other sanctioned countries were considered high-risk.
High-risk suppliers have been contacted throughout calendar year 2022 so F5 can monitor progress on removing smelters not shown to be conflict free or sourcing material from sanctioned countries.
As per the OECD Due Diligence Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the goal of progressive elimination of these risks from the supply chain.
Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program meets the OECD Due Diligence Guidelines and can assist in making key risk mitigation decisions as the program progresses. At this time, 22 of our suppliers have been identified as having a weak program.
Smelter Risk
Furthermore, smelters or refiners not being certified DRC Conflict Free pose a significant risk to the supply chain. Each facility that meets the RMI definition of a smelter or refiner of a 3TG mineral is assigned a risk of high, medium or low based on 3 scoring criteria:
•Geographic proximity to the DRC and Covered Countries;
•Responsible Minerals Assurance Process (RMAP) audit status; and
•Known or plausible evidence of unethical or conflict sourcing.
Based on these criteria, the following facilities have been identified with a red-flag risks of highest concern into their supply chain:
•African Gold Refinery - CID003185

•Fidelity Printers and Refiners Ltd. - CID002515
•Sudan Gold Refinery - CID002567
•Industrial Refining Company - CID002587
•Kaloti Precious Metals – CID002563
•Kyrgyzaltyn JSC - CID001029
When these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities were initiated. Through our third-party vendor, Assent, submissions that include any facilities with the above conditions immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to F5, and escalating up to removal of these high-risk smelters from their supply chain.
Strategy to Respond to Risks
Together with Assent, we developed processes to assess and respond to the risks identified in our supply chain.
Non-Responsive Suppliers
As the conflict minerals due diligence progresses, escalations are sent to non-responsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the Conflict Minerals rules. Assent provides training on conflict minerals and filling out a CMRT.
Various reasons have been presented for why a supplier does not respond, but the most frequent is out of date contact information. In this case, F5's supply chain team gathers up-to-date supplier contact information. F5’s contract manufacturer, Flex, may also be asked to provide their contact with suppliers. Working with Flex also helps eliminate some confusion with suppliers requiring purchase orders to provide information; Flex is typically the purchaser of record, even though F5 maintains design control.
Suppliers with Persistent Issues
When suppliers continue to provide CMRTs to Assent or F5 that list high risk, out of date, or other illegitimate smelters, F5 will follow up with that supplier and request that supplier work to remove those smelters from their supply chain. If a supplier submits a CMRT with issues and those issues persist over an 18-month period without being addressed, F5 will take corrective actions with that supplier up to and including removing them as an Approved Vendor from F5’s Approved Vendor List. For components that have multiple sources; preference will be given to suppliers that have submitted clear CMRTs.
Assent also directly contacts smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facility's sourcing practices on behalf of its compliance partners. In the event after multiple attempts, a smelter does not engage in the RMAP, and a supplier continues to use metal from that smelter, F5 may entirely phase out the supplier.
While we were not successful in completely eliminating those smelters from our supply chain, we have seen a sizable reduction in the number of suppliers claiming those smelters.
Public Reporting on Supply Chain Due Diligence
Results
During the 2022 reporting period, F5 had 269 actively purchased suppliers listed on our bills of materials and 100% of our active suppliers from our supply chain were invited to complete a CMRT.
Upon collection of CMRT responses, 243 active suppliers were considered in scope and 26 suppliers were deemed out of scope. Of the total of 243 total active, in-scope suppliers, F5 accepted completed CMRTs from 194 suppliers and 22 suppliers provided incomplete or invalid submissions. This represents an 88.89% response rate. With coverage above 85%, we believe we have met an acceptable threshold for F5 to consider the data gathering for the period to be complete and a success.

For comparison, F5 increased the number of in scope suppliers by 88% year-over-year, from 129 suppliers in 2021 to 243 suppliers in 2022. F5 also increased the number of CMRTs collected by 76% this year, from 123 collected in 2021 compared to 216 CMRTs collected in 2022.
Attached as Appendix A is a list of all smelters and refiners listed by our suppliers in their completed CMRTs that appear on the lists of smelters maintained by the RMI. Most of the CMRTs we received from our suppliers were made on a company or division level basis, rather than on a product-level basis. Because we rely on data from our suppliers and not all suppliers are in each product, our list of processing smelters and refiners disclosed in Appendix A may contain more facilities than contained in any one of our products.
Appendix B includes an aggregated list of the countries of origin from which the reported facilities collectively source conflict minerals, based on information provided by suppliers and the RMI. As mentioned in the above section, many responses were provided at the company level, therefore, Appendix B may contain more countries than those that our products are being sourced from.
Determination of Conflict Status
For the reporting period ending December 31, 2022, F5 has not been found to be conflict free. This determination stems primarily from two sources of concern:
•We still have smelters not listed as conflict free that are either located in or sourcing material in the conflict region.
•We did not undergo an independent third-party audit for the reporting period, and thus cannot declare ourselves conflict free.
As a downstream user of materials, F5 does not purchase directly from smelters, or even directly from metals suppliers. As such, we are primarily reliant on entities in our supply chain to perform actual in-person audits of smelters. We search through listings on industry group sites, including the RMI and iTSCi and leverage the findings of those groups in our reporting.
Next Steps
For the 2022 reporting year, we expanded our supplier response rate by 76% year-over-year and enhanced our due diligence actions from prior reporting periods. Specifically, our account representatives from Assent, on behalf of F5, identified the entire subset of suppliers who had claimed smelters with discernible risk indicators in their CMRT submissions and engaged them on a monthly basis for an individualized follow-up. In these communications, the supplier was requested to verify materiality and relevance of their CMRT submission specific to the chain of custody for minerals in products sold to F5, and not their products as a whole, and to provide us with a revised User-Defined CMRT if it has been determined that the prior submission was not specific to F5’s exclusive supply chain. Alternatively, if a supplier was unable to proceed with the above step, then F5 required - at the bare minimum - for each supplier to provide a written statement on how their organization intends to move away from the use of those facilities as part of their long-term strategic sourcing practices.
In 2023, we will continue to engage suppliers and conduct the additional due diligence practices we introduced in 2022 in order to further mitigate any risk that the necessary 3TGs in F5’s products could originate from conflict-affected and high-risk areas.

Appendix A
Below is the list of smelters listed on CMRTs of suppliers used by F5 during calendar year 2022.

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Agosi AG	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Gold	Aurubis AG	Germany	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Gold	Chimet S.p.A.	Italy	CID000233
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Gold	Chugai Mining	Japan	CID000264
Tin	Alpha	United States Of America	CID000292
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
Gold	DSC (Do Sung Corporation)	Korea	CID000359
Gold	Dowa	Japan	CID000401
Tin	Dowa	Japan	CID000402
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Tin	EM Vinto	Bolivia	CID000438
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tin	Fenix Metals	Poland	CID000468
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616
Gold	LT Metal Ltd.	Korea	CID000689
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Japan Mint	Japan	CID000823
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	Kazzinc	Kazakhstan	CID000957
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Tin	China Tin Group Co., Ltd.	China	CID001070
Gold	LS-NIKKO Copper Inc.	Korea	CID001078
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Minsur	Peru	CID001182
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Tantalum	NPM Silmet AS	Estonia	CID001200
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Tin	Operaciones Metalurgicas S.A.	Bolivia	CID001337
Gold	MKS PAMP SA	Switzerland	CID001352
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT Babel Inti Perkasa	Indonesia	CID001402
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406
Tin	PT Bukit Timah	Indonesia	CID001428
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	PT Timah Nusantara	Indonesia	CID001486
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Tin	PT Tommy Utama	Indonesia	CID001493
Gold	PX Precinox S.A.	Switzerland	CID001498
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Gold	Royal Canadian Mint	Canada	CID001534
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539
Gold	Samduck Precious Metals	Korea	CID001555
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Tin	Thaisarco	Thailand	CID001898
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Torecom	Korea	CID001955
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	SAFINA A.S.	Czechia	CID002290
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tin	CV Venus Inti Perkasa	Indonesia	CID002455
Gold	Geib Refining Corporation	United States Of America	CID002459
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542
Tungsten	Masan High-Tech Materials	Viet Nam	CID002543
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544
Tantalum	TANIOBIS GmbH	Germany	CID002545

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tantalum	Materion Newton Inc.	United States Of America	CID002548
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	T.C.A S.p.A	Italy	CID002580
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Tungsten	Niagara Refining LLC	United States Of America	CID002589
Gold	Korea Zinc Co., Ltd.	Korea	CID002605
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Tin	PT Cipta Persada Mulia	Indonesia	CID002696
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Gold	SAAMP	France	CID002761
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	8853 S.p.A.	Italy	CID002763
Gold	Italpreziosi	Italy	CID002765
Tin	Aurubis Beerse	Belgium	CID002773
Tin	Aurubis Berango	Spain	CID002774
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Tin	PT Sukses Inti Makmur	Indonesia	CID002816
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Gold	Bangalore Refinery	India	CID002863
Gold	SungEel HiMetal Co., Ltd.	Korea	CID002918
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	Safimet S.p.A	Italy	CID002973
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Gold	NH Recytech Company	Korea	CID003189
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Tin	PT Bangka Serumpun	Indonesia	CID003205
Tin	Tin Technology & Refining	United States Of America	CID003325
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Gold	Marsam Metals	Brazil	CID002606
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	Caridad	Mexico	CID000180
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281
Tin	PT Premium Tin Indonesia	Indonesia	CID000313
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Tin	Estanho de Rondonia S.A.	Brazil	CID000448

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea	CID000778
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Uralelectromed	Russian Federation	CID000929
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Tungsten	Kennametal Fallon	United States Of America	CID000966
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	L'azurde Company For Jewelry	Saudi Arabia	CID001032
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Tantalum	AMG Brasil	Brazil	CID001076
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Tin	Novosibirsk Tin Combine	Russian Federation	CID001305
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Tin	PT Bangka Tin Industry	Indonesia	CID001419
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421
Tin	PT Panca Mega Persada	Indonesia	CID001457
Tantalum	QuantumClean	United States Of America	CID001508
Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Samwon Metals Corp.	Korea	CID001562
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China	CID001810
Tantalum	Telex Metals	United States Of America	CID001891
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015
Gold	Morris and Watson	New Zealand	CID002282
Gold	Guangdong Jinding Gold Limited	China	CID002312
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tantalum	KEMET de Mexico	Mexico	CID002539
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562
Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	Sudan Gold Refinery	Sudan	CID002567
Tin	CV Ayi Jaya	Indonesia	CID002570
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002574
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	Industrial Refining Company	Belgium	CID002587
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750
Tin	Super Ligas	Brazil	CID002756
Gold	Albino Mountinho Lda.	Portugal	CID002760
Tin	PT Bangka Prima Tin	Indonesia	CID002776
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Sai Refinery	India	CID002853
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Pease & Curren	United States Of America	CID002872
Gold	JALAN & Company	India	CID002893
Gold	ABC Refinery Pty Ltd.	Australia	CID002920
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	African Gold Refinery	Uganda	CID003185
Gold	Gold Coast Refinery	Ghana	CID003186
Tin	Pongpipat Company Limited	Myanmar	CID003208
Gold	QG Refining, LLC	United States Of America	CID003324
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Sovereign Metals	India	CID003383
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China	CID003401
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417
Gold	C.I Metales Procesados Industriales SAS	Colombia	CID003421

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	Kundan Care Products Ltd.	India	CID003463
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Alexy Metals	United States Of America	CID003500
Tin	CRM Synergies	Spain	CID003524
Gold	Sancus ZFS (L’Orfebre, SA)	Colombia	CID003529
Gold	Sellem Industries Ltd.	Mauritania	CID003540
Gold	MD Overseas	India	CID003548
Tungsten	Artek LLC	Russian Federation	CID003553
Gold	Metallix Refining Inc.	United States Of America	CID003557
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614
Gold	WEEEREFINING	France	CID003615
Gold	Gold by Gold Colombia	Colombia	CID003641
Tungsten	LLC Vostok	Russian Federation	CID003643
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662
Gold	Dongwu Gold Group	China	CID003663
Tin	DS Myanmar	Myanmar	CID003831
Tantalum	5D Production OU	Estonia	CID003926
Tungsten	HANNAE FOR T Co., Ltd.	Korea	CID003978
Tin	PT Rajehan Ariq	Indonesia	CID002593
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam	CID003993

Appendix B – Countries of origin
This list of potential countries of origin is populated based on RMI validated smelters listed in our RCOI.

Country of Origin
China
Brazil
Japan
Canada
Chile
Malaysia
India
Peru
Argentina
Australia
Austria
Germany
Korea
Colombia
Mongolia
Guyana
United States
Ethiopia
Ecuador
Indonesia
Portugal
Cambodia
Belgium
Kazakhstan
Myanmar
Hungary
Namibia
Luxembourg
Taiwan
Russian Federation
Niger
Switzerland
Thailand
Democratic Republic of Congo
Mexico
Nigeria
Mozambique
Rwanda
Hong Kong
Ireland
France
Bolivia

Country of Origin
Panama
South Africa
Eritrea
Spain
Zimbabwe
Sierra Leone
United Kingdom
Philippines
Burundi
Estonia
Guinea
Angola
Andorra
Tanzania
Congo
Egypt
Singapore
Zambia
Djibouti
Ghana
Sudan
South Sudan
Turkey
Viet Nam
Italy
Uzbekistan
Madagascar
Papua New Guinea
Saudi Arabia
United Arab Emirates
Jersey
Armenia
Benin
Israel
Liechtenstein
Mali
Sweden
Poland
Netherlands
Burkina Faso
Kyrgyzstan
Suriname
Ãland Islands
Guatemala
Morocco
New Zealand

Country of Origin
Uganda
Azerbaijan
Bahamas
Barbados
Belarus
Bermuda
Finland
Honduras
Nicaragua
American Samoa
Aruba
Dominica
Georgia
Lithuania
Samoa
Slovakia
Afghanistan
Albania
Bulgaria
Central African Republic
Czechia
Dominican Republic
Guam
Kenya
Liberia
Mauritania
Norway
Senegal
Slovenia
Tajikistan